UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

Thermo Fisher Scientific Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8002	04-2209186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Third Avenue Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 622-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 7, 2017, Thermo Fisher Scientific Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (Europe) Limited, HSBC Bank plc and the several other underwriters named in the Underwriting Agreement for the issuance and sale by the Company of €500 million aggregate principal amount of its 1.450% Senior Notes due 2027 (the “Notes”) in a public offering pursuant to a registration statement on Form S-3, as amended by the Post-Effective Amendment No.1 thereto (File No. 333-209867), and a related preliminary prospectus supplement filed with the Securities and Exchange Commission on March 7, 2017.

The Company expects that the net proceeds from the sale of the Notes will be approximately €491 million after deducting underwriting discounts and estimated offering expenses. The Company intends to use approximately $508 million of the net proceeds of the offering to redeem all of the outstanding $500 million aggregate principal amount of its 1.850% senior notes due 2018 that mature on January 15, 2018 and to pay accrued interest, fees and expenses associated with the redemption. The Company intends to use any remaining net proceeds for general corporate purposes, which may include, without limitation, the repayment, redemption or refinancing of indebtedness, capital expenditures, funding of possible acquisitions, working capital, satisfaction of other obligations or the repurchase of the Company’s outstanding equity securities.

The Notes will be issued pursuant to an indenture, dated as of November 20, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fifteenth Supplemental Indenture, to be dated as of March 16, 2017, between the Company and the Trustee.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: March 8, 2017	By:	/s/ Seth H. Hoogasian
		Name:	Seth H. Hoogasian
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 7, 2017, among the Company and Credit Suisse Securities (Europe) Limited, HSBC Bank plc and the several other underwriters named in the Underwriting Agreement.